Exhibit 2

SAFE BULKERS, INC.

ANNOUNCEMENT OF HOME MEMBER STATE

The company under the corporate name “Safe Bulkers, Inc.” announces, in accordance with the provisions of Greek law 3556/2007, as in force, that its home member state, for the purposes of Greek Law 3556/2007, is Greece and the Hellenic Capital Market Commission is the competent supervisory authority.

Investors interested in further information and clarifications may contact, on business days and hours, the Company’s offices at Monaco, Apt. D11 Les Acanthes 6, Avenue des Citronniers, MC 98000 Monaco, tel.: (+30) 211 1888 400 or (+357) 25 887 200 (contact person: Dr. Loukas Barmparis).

Tuesday, 2 June 2026

SAFE BULKERS, INC.

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PV:4688115.1